Exhibit 99.1

Media Relations Contact:

Suzanne Keen

972-453-7875

suzanne.keen@dexmedia.com

Investor Relations Contact:

Cliff Wilson

972-453-6188

cliff.wilson@dexmedia.com

Dex Media successfully completes bank debt repurchases

DALLAS, Sept. 18, 2014 — Dex Media, Inc. (NASDAQ: DXM), one of the largest national providers of social, local and mobile marketing solutions through direct relationships with local businesses, today announced it successfully repurchased bank debt at two of its operating subsidiaries and will retire approximately $35.2 million in principal amount of bank debt for approximately $29.0 million in cash consideration.

The results of the bank debt repurchases are as follows:

$ in millions

Entity	Principal Value of Accepted Bids	Accepted Price	Aggregate Cash Payment to Lenders
SuperMedia Inc.	$19.8 million	86.0%	$17.0 million
R.H. Donnelley Inc.	$15.4 million	78.0%	$12.0 million

As announced on Sept. 9, 2014, designated utilization and price ranges for the bank debt repurchases were as follows:

• SuperMedia Inc. — Offered to utilize up to $17 million to repurchase its bank debt at a price of 86.0% to 90.0% of par.

• R.H. Donnelley Inc. — Offered to utilize up to $12 million to repurchase its bank debt at a price of 77.0% to 81.0% of par.

This offer expired at 5:00 p.m., Eastern time, on Tuesday, Sept. 16, 2014. Settlement of the prepayments will take place on or about Thursday, Sept. 18, 2014.

About Dex Media

Dex Media (NASDAQ: DXM) is a full-service media company offering integrated marketing solutions that deliver measurable results. As the marketing department for more than 500,000 small and medium-sized businesses across the U.S., Dex Media helps them Get Found, Get Chosen and Get Talked About. The company’s widely used consumer services include the DexKnows.com® and Superpages.com® search portals and applications as well as local print directories. For more information, visit www.DexMedia.com.

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